SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2001

HouseHold Direct.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware                                                                                                            No. 51-0388634

(State or other jurisdiction of incorporation or organization)                                                                                                                   (IRS— Employer Identification No.)

3 Glenn Road
SANDY HOOK, CONNECTICUT 06482
(Address of Principal Executive Offices)

(203) 426-2312
(Registrant's telephone number, including area code)

ITEM 2 - ACQUISITION OR DISPOSITION OF ASSETS

On July 9, 2001, the Company announced the signing of a Purchase Agreement acquiring the assets of Family Savers, Inc., a nationally recognized membership-buying club with an operating history spanning eight years.

This acquisition, guided by the Company’s advisory banking arm, Hartsfield Capital Group, marks the first significant accomplishment within the Company’s plan to consolidate the wholesale buying club industry, and as such signifies its move into the operational phase. As the Company pursues additional industry acquisitions, it has also planned an expansion for Family Savers, through the development of satellite feeder clubs in outlying geographic regions. It is anticipated the additional locations will bring in significant new memberships and related revenues.

The acquisition cost amounts to $475,000 in cash installments, and $2,300,000 shares of common stock. Detailed terms of the agreement will be disclosed at the completion of the due diligence process.

The acquisition of Family Savers is in keeping with the business plan model of HouseHold Direct to launch a national membership sales and acquisition strategy during the operational phase. The management of Family Savers will be integrated into the Sales Team of HouseHold Direct, and will be incorporated into the continual efforts of the Company to consolidate the membership sales industry, strengthening an already talented and experienced executive team.

Family Savers is a successful membership sales and service operation with locations in Charleston, South Carolina and Orlando, Florida. The total of 20,000 active members is expected to be integrated over several months into the HouseHold Direct Network. The Company will migrate some 4,000 additional members retained from its agreement with the former PCS Club of Atlanta, Georgia and Birmingham, Alabama, into the sphere of Family Savers, thus forming a single centralized product sales and fulfillment hub under the corporate banner.

Monthly membership sales of Family Savers are running at the rate of over 100 per month, with an average membership fee of $1,800 per member. HouseHold Direct will add significant value-added products and services to this membership package to greatly enhance the value and appeal to members.

Date and Manner of Acquisition

      JULY 6, 2001
      Asset Purchase Agreement
         Employment Contracts (1)  -  Vice President of Sales and Marketing
         Employees (Charleston - 14 / Orlando - 6)

Description of Assets
         Real Estate (none)
         Accounts Receivable Portfolio (estimated)
              Charleston Fair Finance      ($  216,174)
              Charleston Monterey Finance  ($   46,000)
              Charleston Sterling and King ($  544,553)
              Orlando Fair Finance         ($  225,408)
              Orlando Sterling and King    ($1,885,603)
              Texas Sterling and King      ($  102,590)
         Existing Equipment in Orlando, FL and Charleston, SC ($55,000)
         Inventory of Merchandise in Orlando, FL and Charleston, SC ($40,000)
         Membership Data Base in Orlando, FL, Charleston, SC (approximately 20,000)
         Vendor Data Base (approximately 800)

Net Book Value of Assets
         $3 Million (estimated)

Assumption of Liabilities
         Charleston Landmark Enterprise Lease (Charleston, SC)
         Live Oak Realty Lease (Orlando, FL)
         Accounts Payable and Accrued Expenses

Nature and Amount of Consideration

         Cash  Consideration - $50,000 upon execution
                               $25,000 on or before July 25, 2001
                               $75,000 on or before July 31, 2001
                               $100,000 on or before August 31, 2001
                               $100,000 on or before September 30, 2001
                               $125,000 on or before October 31, 2001

         Stock Consideration
                  800,000 shares of Common Stock on July 31st, 2001
                  300,000 shares of Common Stock on or before August 15, 2001 /
                  September 15, 2001 / October 15, 2001 / November 15, 2001 /
                  December 15, 2001

Identity of the Person from which the Assets were Acquired

John A. Barbour

        The person listed above does not have a material relationship with HouseHold Direct.com Officers or Directors.

Source of the Funds
         Working Capital

Financial  Statements  (Federal  Tax Forms) as Reported by Family  Savers,  Inc.
Filings

         --------------------- ------------------------
         Tax Reporting Period         Reported
                               -----------------------
                                   Gross Receipts
                                      and Sales
         --------------------- ------------------------
         --------------------- ------------------------
                 1999                 1,480,935
         --------------------- ------------------------
         --------------------- ------------------------
                 1998                 1,761,400
         --------------------- ------------------------
         --------------------- ------------------------
                 1997                 1,976,822
         --------------------- ------------------------
         --------------------- ------------------------
                 1996                 2,489,646
         --------------------- ------------------------

Our auditing firm, Bloom & Co., LLP. of Hempstead, NY has been engaged to audit the Family Saver's, Inc. financial statements as of and for the period ended December 31, 2000. The financials of Family Saver's, Inc. will be consolidated into the audited year-end financial statements of HouseHold Direct.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandy Hook, State of Connecticut, on July 26, 2001.

BY:/s/John Folger
John Folger
President, CEO